Exhibit 99.1

Dorian LPG Ltd. Announces First Quarter Fiscal Year 2021 Financial Results

Stamford, CT –August 4, 2020– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended June 30, 2020.

Highlights for the First Quarter Fiscal Year 2021

◾	Revenues of $73.2 million and Time Charter Equivalent (“TCE”)(1) rate for our fleet of $41,249 for the three months ended June 30, 2020, compared to revenues of $61.2 million and TCE rate for our fleet of $29,671 for the three months ended June 30, 2019.

◾	Net income of $12.2 million, or $0.24 earnings per diluted share (“EPS”), and adjusted net income(1) of $12.7 million, or $0.25 adjusted earnings per diluted share (“adjusted EPS”),(1) for the three months ended June 30, 2020.

◾	Adjusted EBITDA(1) of $41.1 million for the three months ended June 30, 2020.

◾	Closed the refinancing of the commercial tranche of our 2015 Facility pursuant to an Amended and Restated Facility Agreement (the "2015 AR Facility"). Key terms of the 2015 AR Facility include:

o	Extension of the maturity of the 2015 AR Facility from March 2022 until March 2025;
o	Reduction of annual principal amortization from $12.3 million to $600,000 on the refinanced commercial tranche;
o	Addition of a $25 million revolving credit facility, subject to customary availability conditions;
o	Reduction in the London Inter-bank Offered Rate (“LIBOR”) margin on the refinanced commercial tranche to 250 basis points from 275 basis points, subject to 10 basis points upward or downward adjustment based on the Company's loan to value ratio for vessels secured under the 2015 AR Facility; and
o	Additional LIBOR margin reduction of up to 10 basis points for reduction in the Company's Average Efficiency Ratio (which weighs carbon emissions for a voyage against the design deadweight of a vessel and the distance traveled on such voyage) for the vessels in its fleet that are owned or technically managed pursuant to a bareboat charter.

◾	Amended the 2015 AR Facility and received the requisite lender consents, as applicable, to, among other things, relax certain covenant restrictions under the agreement including:
o	Elimination of the interest coverage ratio;
o	Reduction of minimum shareholders’ equity to $400 million with no upward adjustments;
o	Reduction of the minimum liquidity covenant to $27.5 million;
o	Reduction of minimum cash balance from $2.2 million to $1.0 million per mortgaged vessel; and
o	Increase of the security value ratio from 135% to 145%.

◾	Completed a $71.5 million sale and bareboat charter arrangement for the 2015-built Cresques (the “Cresques Japanese Financing”) resulting in net cash proceeds of $52.5 million, $28.5 million of which we used to prepay a portion of the 2015 Facility, and the balance of which will be used for general corporate purposes. The Cresques Japanese Financing has a mandatory buyout in 2032 with early purchase options from the end of year 3 onwards, amortizes principal of $285,000 per month, and carries a floating interest rate of 1 Month LIBOR plus 2.5%.

◾	Time chartered-in the 2012-built Astomos Earth to our fleet with an expiration during the second calendar quarter of 2021.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

Key Recent Developments

◾	Provided three-month notice in connection with the exercise of our repurchase option of Captain John NP for $18.3 million in cash and applied the $26.6 million deposit.

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “I am grateful to our seagoing and shore staff for their contribution in achieving a good financial result for this quarter during which the Company faced challenges particularly relating to crew movements and the drop of the Baltic from 50 at the beginning of April to 30 at the end of June. The market has since recovered to over 60 and I believe the Company is strongly positioned as global conditions begin to normalize.”

First Quarter Fiscal Year 2021 Results Summary

Net income amounted to $12.2 million, or $0.24 per diluted share, for the three months ended June 30, 2020, compared to of $6.1 million, or $0.11 per diluted share, for the three months ended June 30, 2019.

Adjusted net income amounted to $12.7 million, or $0.25 per diluted share, for the three months ended June 30, 2020, compared to adjusted net income of $12.1 million, or $0.22 per diluted share, for the three months ended June 30, 2019. Net income for the three months ended June 30, 2020 is adjusted to exclude an unrealized loss on derivative instruments of $0.5 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $0.6 million increase in adjusted net income for the three months ended June 30, 2020, compared to the three months ended June 30, 2019, is primarily attributable to an increase of $12.0 million in revenues and a decrease of $0.6 million in interest and finance costs, partially offset by increases of $4.6 million in general and administrative expenses, $2.6 million in charter hire expenses, $1.3 million in vessel operating expenses, $0.6 million in depreciation and amortization, $0.5 million in voyage expenses, and a $1.8 million unfavorable change in realized gain/(loss) on derivatives.

The TCE rate for our fleet was $41,249 for the three months ended June 30, 2020, a 39.0% increase from a TCE rate of $29,671 for the same period in the prior year, primarily driven by a more favorable revenue mix. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 98.4% in the quarter ended June 30, 2019 to 82.3% in the quarter ended June 30, 2020.

Vessel operating expenses per day increased to $8,686 for the three months ended June 30, 2020 from $8,052 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues earned by our vessels, were $73.2 million for the three months ended June 30, 2020, an increase of $12.0 million, or 19.6%, from $61.2 million for the three months ended June 30, 2019. The increase is primarily attributable to an increase in average TCE rates, partially offset by decreased fleet utilization. Average TCE rates increased from $29,671 for the three months ended June 30, 2019 to $41,249 for the three months ended June 30, 2020. During the three months ended June 30, 2020, we recognized a reallocation of prior period pool profits based on a periodic review of actual vessel performance in accordance with the pool participation agreements. This reallocation resulted in a $916 decrease in our fleet’s overall TCE rates for the three months ended June 30, 2020 due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool. Excluding this reallocation, TCE rates increased by $12,494 when comparing the three months ended June 30, 2020 and 2019. The increase in TCE during the three months ended June 30, 2020 as compared to the three months ended June 30, 2019 was driven by a more favorable revenue mix due to a decrease in fixed rate time charters, lower fuel prices for our scrubber-equipped vessels, and a general decline in bunker prices. After new regulations for sulfur emissions went into effect on January 1, 2020, very low sulphur fuel oil (“VLSFO”) replaced heavy fuel oil as the standard fuel in publishing TCE rates by third parties. Despite the change to VLSFO, the average price of standard fuel decreased as heavy fuel oil (expressed as U.S. dollars per metric tonnes) from Singapore and Fujairah was $414 during the three months ended June 30, 2019 compared to $272 for VLSFO during the three months ended June 30, 2020. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $41.484 during the three months ended June 30, 2020 compared to an average of $62.337 for the three months ended June 30, 2019. Our fleet utilization decreased from 98.4% during the three months ended June 30, 2019 to 82.3% during the three months ended June 30, 2020.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $4.7 million and $2.1 million for the three months ended June 30, 2020 and 2019, respectively. The increase of $2.6 million, or 129.5%, was caused by increases in the number of vessels time chartered-in and their respective time chartered-in days. We had 192 time chartered-in days for the three months ended June 30, 2020 compared to 91 for the three months ended June 30, 2019.

Vessel Operating Expenses

Vessel operating expenses were $17.4 million during the three months ended June 30, 2020, or $8,686 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet. Vessel operating expenses per vessel per calendar day increased by $634 from $8,052 for the three months ended June 30, 2019 to $8,686 for the three months ended June 30, 2020. The increase in vessel operating expenses for the three months ended June 30, 2020, when compared with the three months ended June 30, 2019, was primarily the result of a $0.8 million, or $392 per vessel per calendar day, increase in operating expenses related to the drydocking of vessels including repairs and maintenance, spares and stores, coolant costs, and other drydocking related operating expenses.

General and Administrative Expenses

General and administrative expenses were $11.3 million for the three months ended June 30, 2020, an increase of $4.6 million, or 67.8%, from $6.7 million for the three months ended June 30, 2019. This was driven by increases of $3.0 million in annual cash bonuses to certain employees, $0.6 million in stock-based compensation, $0.5 million in salaries, wages and benefits, and $0.4 million in legal and professional fees, which is largely a result of costs incurred in our transition from being an emerging growth company under the Jumpstart Our Business Startups Act.

Interest and Finance Costs

Interest and finance costs amounted to $9.1 million for the three months ended June 30, 2020, a decrease of $0.6 million, or 6.3%, from $9.7 million for the three months ended June 30, 2019. The decrease of $0.6 million during this period was due to a decrease of $2.3 million in interest incurred on our long-term debt, primarily resulting from a decrease in LIBOR rates and a reduction of average indebtedness, partially offset by an increase of $1.7 million in amortization of deferred financing fees, mainly due to accelerated amortization of $2.1 million related to the refinancing of the Cresques and the refinancing of the commercial tranche of the 2015 Facility during the three months ended June 30, 2020. Average indebtedness, excluding deferred financing fees, decreased from $707.9 million for the three months ended June 30, 2019 to $676.0 million for the three months ended June 30, 2020. As of June 30, 2020, the outstanding balance of our long-term debt, net of deferred financing fees of $12.1 million, was $647.5 million.

Unrealized Loss on Derivatives

Unrealized loss on derivatives was approximately $0.5 million for the three months ended June 30, 2020, compared to $6.1 million for the three months ended June 30, 2019. The $5.6 million difference is primarily attributable to a reduction of $5.7 million in unfavorable fair value changes to our interest rate swaps. This reduction resulted from changes in forward LIBOR yield curves and reductions in notional amounts. Partially offsetting the reduction in unrealized loss on derivatives was an unfavorable change of $0.1 million on our forward freight agreement (“FFA”) positions.

Realized Gain/(Loss) on Derivatives

Realized loss on derivatives was approximately $0.8 million for the three months ended June 30, 2020, compared to a realized gain of $1.0 million for the three months ended June 30, 2019. The unfavorable $1.8 million change is primarily attributable to (1) decreases in floating LIBOR resulting in a $1.5 million unfavorable variance on realized losses in the current period on our interest rate swaps and (2) unfavorable settlements of $0.3 million on our FFA positions.

Fleet

The following table sets forth certain information regarding our fleet as of July 31, 2020.

	Capacity		Sister		ECO	Scrubber		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Equipped	Employment	Expiration(2)
Dorian VLGCs
Captain Markos NL(3)	82,000	Hyundai	A	2006	—	—	Pool(4)	—
Captain John NP(3)	82,000	Hyundai	A	2007	—	—	Pool(4)	—
Captain Nicholas ML(3)	82,000	Hyundai	A	2008	—	—	Pool-TCO(5)	Q4 2020
Comet	84,000	Hyundai	B	2014	X	X	Pool(4)	—
Corsair(3)	84,000	Hyundai	B	2014	X	X	Time Charter(6)	Q4 2022
Corvette(3)	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cougar	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Concorde(3)	84,000	Hyundai	B	2015	X	X	Time Charter(7)	Q1 2022
Cobra	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Continental(8)	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Constitution	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2020
Cresques(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Clermont	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Cratis	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Chaparral	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Copernicus	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Challenger	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2020
Caravelle	84,000	Hyundai	B	2016	X	—	Pool(4)	—
Total	1,842,000

Time chartered-in VLGCs
Future Diamond(9)	80,876	Hyundai		2020	X	X	Pool(4)	—
Astomos Earth(10)	83,426	Mitsubishi		2012	—	—	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently operating in the Helios Pool after being time-chartered back into our fleet from an existing time charter with a major oil company.
(9)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2023.
(10)	Currently time chartered-in to our fleet with an expiration during the second calendar quarter of 2021.

Market Outlook & Update

Global seaborne LPG liftings during the second calendar quarter of 2020 totaled 26.8 million metric tons, representing a 2.7% decline compared to 27.6 million metric tons during same period during 2019. Calendar 2020 year-to-date volumes have totaled 53.8 million metric tons, slightly ahead of 2019 year-to-date volumes of 53.5 million metric tons.

While year-over-year quarterly global volumes declined, U.S. volumes increased during the quarter totaling 10.8 million metric tons, representing a 5.2% increase over the 10.3 million metric tons during the same period in 2019.  These gains were offset by lower Middle Eastern exports, which totaled 9.2 million metric tons in the quarter, a decrease of 8.1% from the same time period in 2019, which totaled 10.0 million metric tons. The lower export volumes are attributable to OPEC+ production cuts in May and June 2020.

Through the second calendar quarter of 2020, continued demand and subdued global production levels resulted in relatively strong LPG prices compared to naphtha. The resulting positive propane-naphtha spreads during much of April and May caused operating margins for steam crackers utilizing LPG as a feedstock to fall significantly in NW Europe and in Asia. As a result, several petrochemical operators switched feedstocks to naphtha from LPG, impacting demand. Towards the end of the quarter, however, propane-naphtha spreads turned negative and ethylene plant margins using LPG as a feedstock improved in both NW Europe and the Far East, supporting the freight demand outlook.

For the second calendar quarter of 2020, the Baltic Index averaged $41 per metric ton, compared to an average of $67 per metric ton in the previous quarter. For the third calendar quarter to date, the Baltic Index has averaged $41 per metric ton.

The VLGC orderbook stands at approximately 11% of the current global fleet. An additional 31 VLGCs, equivalent to approximately 2.6 million cbm of carrying capacity, are expected to be added to the global fleet by calendar year-end 2022. The average age of the global fleet is now approximately 9.5 years old.

A return to more favorable commodity price relationships, the ongoing increase in secular demand for LPG as a more environmentally friendly alternative to other forms of energy and forecasted high levels of U.S. exports as evidenced by export capacity and pipeline investments are expected to provide long-term support for VLGC demand.

The above summary is based on data derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expires during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended
(in U.S. dollars, except fleet data)	June 30, 2020	June 30, 2019
Statement of Operations Data
Revenues	$73,165,324	$61,165,546
Expenses
Voyage expenses	815,195	339,114
Charter hire expenses	4,715,598	2,055,000
Vessel operating expenses	17,389,363	16,119,953
Depreciation and amortization	16,890,413	16,266,421
General and administrative expenses	11,302,976	6,735,835
Total expenses	51,113,545	41,516,323
Other income—related parties	468,023	623,283
Operating income	22,519,802	20,272,506
Other income/(expenses)
Interest and finance costs	(9,087,236)	(9,697,282)
Interest income	124,835	362,036
Unrealized loss on derivatives	(495,806)	(6,070,789)
Realized gain/(loss) on derivatives	(806,229)	1,032,995
Other gain/(loss), net	(87,361)	175,593
Total other income/(expenses), net	(10,351,797)	(14,197,447)
Net income	$12,168,005	$6,075,059
Earnings per common share—basic	0.24	0.11
Earnings per common share—diluted	$0.24	$0.11
Other Financial Data
Adjusted EBITDA(1)	$41,114,067	$38,382,383
Fleet Data
Calendar days(2)	2,002	2,002
Time chartered-in days(3)	192	91
Available days(4)	2,132	2,083
Operating days(5)(8)	1,754	2,050
Fleet utilization(6)(8)	82.3%	98.4%
Average Daily Results
Time charter equivalent rate(7)(8)	$41,249	$29,671
Daily vessel operating expenses(9)	$8,686	$8,052

	As of	As of
(in U.S. dollars)	June 30, 2020	March 31, 2020
Balance Sheet Data
Cash and cash equivalents	$142,933,974	$48,389,688
Restricted cash—current	3,060,568	3,370,178
Restricted cash—non-current	75,035	35,629,261
Total assets	1,696,936,387	1,671,959,843
Total debt including current portion—net of deferred financing fees of $12.1 million and $11.2 million as of June 30, 2020 and March 31, 2020, respectively.	647,513,988	634,975,219
Total liabilities	706,983,496	694,907,645
Total shareholders’ equity	$989,952,891	$977,052,198

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars)	June 30, 2020	June 30, 2019
Net income	$12,168,005	$6,075,059
Interest and finance costs	9,087,236	9,697,282
Unrealized loss on derivatives	495,806	6,070,789
Realized (gain)/loss on interest rate swaps	541,705	(1,032,995)
Stock-based compensation expense	1,930,902	1,305,827
Depreciation and amortization	16,890,413	16,266,421
Adjusted EBITDA	$41,114,067	$38,382,383

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars, except operating days)	June 30, 2020	June 30, 2019
Numerator:
Revenues	$73,165,324	$61,165,546
Voyage expenses	(815,195)	(339,114)
Time charter equivalent	$72,350,129	$60,826,432

Pool adjustment*	1,607,872	—
Time charter equivalent excluding pool adjustment*	$73,958,001	$60,826,432

Denominator:
Operating days	1,754	2,050
TCE rate:
Time charter equivalent rate	$41,249	$29,671
TCE rate excluding pool adjustment*	$42,165	$29,671

*  Adjusted for the effect of a reallocation of pool profits in accordance with the pool participation agreements due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool (the “Company Methodology”). If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter (the “Alternate Methodology”), our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended
	June 30, 2020	June 30, 2019
Company Methodology:
Operating Days	1,754	2,050
Fleet Utilization	82.3%	98.4%
Time charter equivalent rate	$41,249	$29,671

Alternate Methodology:
Operating Days	2,132	2,083
Fleet Utilization	100.0%	100.0%
Time charter equivalent rate	$33,935	$29,201

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended
(in U.S. dollars, except share data)	June 30, 2020	June 30, 2019
Net income	$12,168,005	$6,075,059
Unrealized loss on derivatives	495,806	6,070,789
Adjusted net income	$12,663,811	$12,145,848

Earnings per common share—diluted	$0.24	$0.11
Unrealized loss on derivatives	0.01	0.11
Adjusted earnings per common share—diluted	$0.25	$0.22

TCE, adjusted net income, adjusted EPS and adjusted EBITDA are not recognized measures under U.S. GAAP and should not be regarded as substitutes for revenues, net income and earnings per share. Our presentation of TCE, adjusted net income, adjusted EPS and adjusted EBITDA does not imply, and should not be construed as an inference, that its future results will be unaffected by unusual or non-recurring items and should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with U.S. GAAP.

Conference Call

A conference call to discuss the results will be held today, August 4, 2020 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13707641. The replay will be available until August 11, 2020, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-four modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.